Exhibit 99.1

Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Six Flags Announces Quarterly Cash Dividend

GRAND PRAIRIE, Texas — August 20, 2015 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors declared a quarterly cash dividend of $0.52 per share of common stock payable to shareholders of record as of September 3, 2015. The dividend will be payable September 14, 2015.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.2 billion in revenue and 18 parks across the United States, Mexico and Canada. For 54 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.